Issuer Free Writing Prospectus Dated February 14, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus Dated January 17, 2024
Registration Statement No. 333-275242

Neo - Concept International Group Holdings Limited Issuer Free Writing Prospectus Dated February 14, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus Dated January 17, 2024 Registration Statement No. 333 - 275242 (Proposed Nasdaq Symbol: NCI) February 2024

FORWARD - LOOKING STATEMENTS This presentation contains forward - looking statements that involve substantial risks and uncertainties . In some cases, you can identify forward - looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future . These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward - looking statements . This presentation and the accompanying oral presentation contain “forward - looking” statements that are based on our management‘s beliefs and assumptions and on information currently available to management . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties, and assumptions, the forward - looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . Although our management believes that the expectations reflected in our forward - looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward - looking statements will be achieved or occur . We undertake no obligation to publicly update any forward - looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise .

FREE WRITING PROSPECTUS STATEMENT This free writing prospectus relates to the proposed initial public offering of the ordinary shares(the "Ordinary Shares"), p ar value US$0.0000625 per share, of Neo - Concept International Group Holdings Limited (the "Company"), which are being registered on the Registration State ment and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for th e o ffering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1916331/000121390024004036/ff12024a5_neoconcept.htm This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ . Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact Revere Securities LLC, 650 Fifth Avenue, 35 th Floor, New York, NY 10022 , Attention : Syndicate Department, or via email at contact@reveresecurities . com or telephone at (212) 688 - 2350 . See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss .

OFFERING SUMMARY

Table of Contents • Company Overview • Competitive Strengths • Growth Strategies • Management and Directors • Financial Information

COMPANY OVERVIEW

Neo - Concept International Group Holdings Limited (“NCI”) Cayman Islands Corporate Structure Neo - Concept Apparel Group Limited (“NCA”) BVI Neo - Concept (UK) Limited (“Neo - Concept UK”) UK 100% 100% 100% COMPANY OVERVIEW

Corporate Overview • Provides comprehensive apparel solution services » Market trend analysis » Product design and development » Raw material sourcing » Production and quality control » Logistics management • Serves customers in Europe and North America • Emphasizes sustainability and uses sustainable solutions • Reduces our environmental impact through recycling, clean processes, traceable sourcing and other eco - friendly practices • Sells apparel products in the UK under the licensed brand “les 100 ciels ” through retail stores COMPANY OVERVIEW

Overview of Apparel Solution Services COMPANY OVERVIEW • In 2022, the global market revenue for apparel and accessories was estimated to be worth over 1.53 trillion U.S. dollars. • According to the Consumer Market Outlook, this value will increase to almost 2 trillion U.S. dollars by 2027. Source: Statista

Growth Drivers Entry Barriers Growth Drivers and Entry Barriers COMPANY OVERVIEW Expertise in protecting customers’ interests Geographical advantage Increasing online shopping and social media influence Increasing emphasis on sustainability Increasingly diversified portfolio Advancement of technology Popularity of athleisure brought by rising awareness for health and fitness Building up customer’s trusts Fierce competition from other market participants Effective management team with an in - depth understanding ensures the smooth communication with suppliers and customers Quick adaptability for evolving fashion trends

COMPETITIVE STRENGTHS

A Focus on Sustainability COMPETITIVE STRENGTHS • NCI's founders have decades of experience in sustainable apparel • Commit to sustainable practices and production including: • NCI is a member of the Textile Exchange and has been certified under the Responsible Wool Standard • NCI has received certifications/registrations under: » Clean and ethical sourcing and producing of natural fibers » Advocate for recycled and undyed cashmere » Develop product lines utilizing eco - friendly materials and processes » Global Recycled Standard 4.0 » Organic Content Standard 3.0 » Global Organic Textile Standard 6.0 » Better Cotton Initiative Platform

Close Relationship with our Major Customers & Strategic Partners COMPETITIVE STRENGTHS • NCI has worked with a prominent retailer based in Canada since 2012 » Provide affordable luxury apparel products and full apparel supply chain solutions as a strategic partner » Push forward otherwise unfeasible initiatives, e.g., recycling project to recover boiled wool waste during production and recycle this into material that can be used in new production runs • NCI has reduced waste and helped the customers meet their sustainable growth goals • Working with various brands as an original design manufacturer to help them meet their sustainability goals • NCI works closely with core customers to:

We Provide One - stop Apparel Solution Services COMPETITIVE STRENGTHS • NCI offers a simplified and comprehensive supply chain experience and services from: • NCI offers a competitive infrastructure for customers with the design, planning, execution, control, and monitoring of supply chain activities • NCI provides customers with efficient and cost - effective solutions along the supply chain » Initial design concepts to logistics » Sourcing » Manufacturing » Quality assurance » Packaging

Our Management Members have Deep Industry Knowledge and Proven Track Records COMPETITIVE STRENGTHS • Ms. Eva Yuk Yin Siu , Chairlady and Director • Ms. Man Chi Wai, Director • NCI's management has capability to manage risks, respond to market trends, and capture market opportunities » Focuses on development plans and strategy » Over 30 years of management, business, marketing, and operating experience in apparel manufacturing and trading » Responsible for operational efficiency » Over 30 years of experience in the garment industry » Differentiate NCI from competitors

GROWTH STRATEGIES

Strengthen Design & Development Capabilities GROWTH STRATEGIES • NCI sees developing designs according to the latest fashion trends as being crucial to its success » Plan to expand the design and development team » Plan to incorporate sustainable materials into product components during the design and development stage

Integrate Sustainability into Product Sourcing & Environmental Marketing GROWTH STRATEGIES • NCI aims to integrate sustainability into every aspect of its business model: » NCI’s manufacturers are required to use recycled materials » Provide guidance and recommendations to customers to meet sustainability goals » NCI will seek opportunities to further reduce environmental footprint • NCI has applied for certifications under various standards to showcase its commitment to sustainable practices

Broaden Customer Base & Work with Customers to Expand Product Mix GROWTH STRATEGIES • NCI expects the increase in conscious of ethical consumerism and ESG will increase the demand of its apparel service • NCI plans to position itself as a leading provider of sustainable apparel solution services • Will liaise more frequently with existing customers to understand their needs • Will broaden the range of apparel products handled to tap into new markets and attract new customers

Acquisition of companies and/or formation of joint ventures • NCI intends to acquire stakes in companies and/or forming joint ventures with potential business partners, to support its business growth and diversify revenue sources • Potential targets will be companies with business and products that will enhance NCI’s market share and bring synergic effect to the business, based on various factors including each candidate’s market share, reputation and customer base • NCI has not identified any targets for potential acquisition or joint ventures as of the date of this presentation

MANAGEMENT AND DIRECTORS

MANAGEMENT & DIRECTORS • Ms. Siu manages NCI and its subsidiaries, formulates operation direction, and devises annual plans, strategic planning, and business development. • She co - founded Neo - Concept HK and Neo - Concept UK in 1992 and 2000, respectively, to intertwine fashion elements. • She has over 30 years of experience in the fashion garment industry. • Ms. Wai responsible for assisting the Chairlady of the Board with the overall management and operations of NCI and its subsidiaries. • Ms. Wai co - founded Neo - Concept HK in 1992 and Neo - Concept UK in 2000. • Ms. Wai has over 30 years of experience in the fashion garment industry. • She obtained a Higher Diploma of Business Studies from the Polytechnic College in 1979. • Mr. Lau has over 20 years of experience in accounting, auditing, financial advisory, and corporate governance. • He obtained a Master of Science in Corporate Governance and Directorship from Hong Kong Baptist University in 2014. • He has been a member of The Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants since 2003 and 2007, respectively. • He has been a member of Beta Gamma Sigma since 2014. Ms. Eva Yuk Yin Siu Director, Chairlady of the Board, Chief Executive Officer Mr. Patrick Kwok Fai Lau Chief Financial Officer Ms. Man Chi Wai Director

MANAGEMENT & DIRECTORS • Ms. Yeung has over 19 years of experience in auditing, financial management, internal control, and corporate governance. • She graduated from the Hong Kong University of Science and Technology with a Bachelor of Business Administration in Accounting degree. • She was admitted as a member and fellow of The Hong Kong Institute of Certified Public Accountants in February 2008 and October 2017, respectively. • Mr. Singer has over 30 years of management experience in sales, supply chain, operations, and logistical support for various companies. • Mr. Singer obtained a Bachelor of Arts degree in History and Economics from Colgate University in 1979. • Mr. Suen has over 15 years of experience in accounting and finance. • Mr. Suen is a practicing member of The Hong Kong Institute of Certified Public Accountants. • He obtained a bachelor’s degree in commerce from The University of Western Australia in 2001. Ms. Josephine Yan Yeung Independent Director Mr. Mark Gary Singer Independent Director Mr. To Wai Suen Independent Director

FINANCIAL INFORMATION

FY 2022 FY 2021 347,451,568 240,536,527 Revenue (HKD) (Audited) 12,400,516 5,450,515 Net Income (HKD) (Audited) FINANCIAL INFORMATION 240,536,527 347,451,568 0 50,000,000 100,000,000 150,000,000 200,000,000 250,000,000 300,000,000 350,000,000 400,000,000 FY 2021 FY 2022 Revenue (HKD) (Audited) For the years ended December 31 5,450,515 12,400,516 0 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 FY 2021 FY 2022 Net Income (HKD) (Audited) For the years ended December 31 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

For the six months ended June 30, 2023 For the six months ended June 30, 2022 77,915,027 192,267,562 Revenue (HKD) (Unaudited) (5,177,819) 9,677,397 Net Income/(Loss) (HKD) (Unaudited) FINANCIAL INFORMATION 192,267,562 77,915,027 0 50,000,000 100,000,000 150,000,000 200,000,000 250,000,000 2022 2023 Revenue (HKD) (Unaudited) For the six months ended June 30 9,677,397 - 5,177,819 -6,000,000 -4,000,000 -2,000,000 0 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 2022 2023 Net Income/(Loss) (HKD) (Unaudited) For the six months ended June 30 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

FY 2022 FY 2021 41,834,961 22,593,105 Gross Profit (HKD) (Audited) 12.0% 9.4% Gross Profit Margin FINANCIAL INFORMATION 22,593,105 41,834,961 0 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 30,000,000 35,000,000 40,000,000 45,000,000 FY 2021 FY 2022 Gross Profit (HKD) & Gross Profit Margin (Audited) For the years ended December 31 GPM: 9.4% GPM: 12.0%

For the six months ended June 30, 2023 For the six months ended June 30, 2022 12,161,699 24,962,402 Gross Profit (HKD) (Unaudited) 15.6% 13.0% Gross Profit Margin FINANCIAL INFORMATION 24,962,402 12,161,699 0 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 30,000,000 2022 2023 Gross Profit (HKD) & Gross Profit Margin (Unaudited) For the six months ended June 30 GPM: 13.0% GPM: 15.6%

Neo - Concept International Group Holdings Limited Contact Us ir@neo - ig.com (852) 2798 8639 10/F, Seaview Centre, No.139 - 141 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Issuer Underwriter Revere Securities LLC contact@reveresecurities.com (212) 688 - 2350 650 Fifth Avenue, 35th Floor, New York, NY 10022